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                                                                    EXHIBIT 10.4


                              ASSUMPTION AGREEMENT


            AGREEMENT ("Agreement") effective on the date the initial public offering of the stock of Tropicana Products, Inc. ("Tropicana") closes (the "Effective Date"), among Tropicana, The Seagram Company Ltd. ("SCL or Seagram"), Joseph E. Seagram & Sons, Inc. ("JES") and Ellen R. Marram ("Executive").

            Pursuant to this Agreement, Tropicana hereby assumes the obligations of SCL and JES with respect to the employment of Executive under the letter agreement between Executive, on the one hand, and JES and SCL, on the other, dated January 26, 1998 ("the Letter Agreement"), and all liabilities and benefits thereunder, and agrees to employ Executive in accordance with the terms of the Letter Agreement, except as modified as follows:

            1.    Title; Responsibilities.

            Executive shall no longer have any titles, offices, duties or responsibilities with respect to SCL, JES or any entity affiliated therewith, but shall serve as Chairman of the Board, President and Chief Executive Officer of Tropicana, with ongoing duties and responsibilities with respect thereto, and shall report directly to the Board of Directors of Tropicana.

            2.    Compensation and Benefits.

            (a) In lieu of participation in the JES Management Incentive Plan, Executive shall have a target management incentive award of 90% of salary, and Executive's actual bonus shall be determined in accordance with practices applicable to senior executives of Tropicana, which are substantially identical to those in effect for SCL, except that they are based on Tropicana, rather than SCL, performance.

            (b) In lieu of a target annual option grant of 75,000 Seagram shares, Executive's target annual option grant shall be not less than an option to buy that number of Tropicana shares determined by multiplying 75,000 by a fraction, the numerator of which is the average of the "Daily Average Trading Prices" of Seagram common stock for the first five consecutive trading days immediately preceding the Tropicana IPO Date, and the denominator of which is the offering price of Tropicana shares under the Tropicana IPO. ("Daily Average Trading Price" shall mean the average of the high and low trading prices for stock on a given day.)
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            (c)   (i)   In lieu of participation in Seagram's Senior Executive
            Compensation and Benefits Program, and all other pension, retirement and similar plans applicable to senior executives of SCL (the "SCL Plans"), Tropicana shall provide Executive with benefits that are substantially identical to the benefits provided under the SCL Plans; in addition, Tropicana shall assume SCL's and JES' liabilities with respect to Executive's participation in any SCL Plan or any JES plan. Tropicana also shall provide Executive with a "Performance-Based Retirement Benefit" ("PBRB") at the same level as referred to in the Letter Agreement and shall assume SCL's and JES' liabilities with respect to that benefit including giving credit to Executive for partially completed cycles of PBRB awards and making appropriate adjustments in performance targets going forward.

                  (ii) Executive shall be provided with an automobile pursuant to the Tropicana automobile program, and a car and driver in New York City, as needed.

                  (iii) Executive acknowledges and agrees that Tropicana shall have no continuing obligation with respect to the use of company owned aircraft. Executive shall be entitled to fly first class on business trips.

            3.    Indemnification.

            On and after the Effective Date, Executive will be entitled to indemnification in accordance with (i) the provisions of Article X of Tropicana's Certificate of Incorporation ("Certificate") as it exists on the Effective Date and (ii) the Delaware General Corporation Law. In addition, in the event Executive is required to repay the amount of any advance made pursuant to Section 2 of Article X of such Certificate, any such repayment obligation shall be net of any taxes incurred by the Executive on the reimbursement (after taking into account the tax deduction, if any, obtained by the Executive on the repayment).

            4.    D&O Liability Insurance.

            On and after the Effective Date, Tropicana agrees to obtain and maintain a directors and officers' liability insurance policy covering the Executive to the extent Tropicana provides such coverage for its other executive officers; provided, however, that to the extent that the obligations of Tropicana with respect to the provision of such directors and officers' liability insurance are reduced by the Board of Directors with Executive's consent, Tropicana's obligations to provide such insurance to Executive shall be in accordance with such action.
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            5.    Resolution of Disputes.

            Any disputes arising under or in connection with this Agreement shall, at Executive's election, be resolved by binding arbitration in the state of New York in accordance with New York law under the Rules of the American Arbitration Association then in effect. Arbitration shall be before a Board of three disinterested persons, consisting of one arbitrator appointed by Tropicana, one appointed by Executive, and one by the arbitrators so chosen. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of arbitration or litigation, including, without limitation, reasonable attorneys' fees of both Parties, shall be borne by Tropicana. Pending the resolution of any arbitration or court proceeding, Tropicana shall continue payment of all amounts due Executive under this Agreement and all benefits to which Executive is entitled at the time the dispute arises.

            6.    Miscellaneous.

            On and after the Effective Date,

            (a) the term "Change in Control," as defined in Appendix A hereto, shall be substituted for the phrase "sale of all or substantially all of the stock or assets" in the first full paragraph on page three of the Letter Agreement;

            (b) the term "Cause," as defined in the bottom paragraph on page two of the Letter Agreement, shall be modified by substituting the phrase "willful gross neglect" for "gross negligence;" and

            (c) the word "exclusive" shall be deleted from the last sentence of the second full paragraph on page two of the Letter Agreement.

            In all other respects, the terms of the Letter Agreement are confirmed, agreed to, and assumed by Tropicana. In no event shall SCL or JES have any further liability under the Letter Agreement. In the event that Executive shall assert any such liability against SCL, JES, or any affiliate thereof, Tropicana shall indemnify SCL, JES and any such affiliate in
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full against such liability. At Tropicana's request, Tropicana shall control the defense of any such indemnified claim.

            This Agreement shall become null and void on July 15, 1999, if the Effective Date has not occurred prior thereto.

            IN WITNESS WHEREOF, the parties have executed this Agreement on the 15th day of July, 1998.

                                    TROPICANA PRODUCTS, INC.



                                    By: /s/ Richard F. Hamm
                                       --------------------------------

                                    THE SEAGRAM COMPANY LTD.



                                    By: /s/ Daniel R. Paladino
                                       --------------------------------


                                    JOSEPH E. SEAGRAM & SONS, INC.



                                    By: /s/ Daniel R. Paladino
                                       --------------------------------


Accepted and agreed to:



 /s/ Ellen R. Marram
--------------------------------
Ellen R. Marram
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                                   SCHEDULE A


      "Change of Control" means the occurrence of any of the following events:

            (1) any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then-outstanding securities;

            (2) during any period of 24 months (not including any period prior to the Effective Date), individuals who, at the beginning of such period, constitute the Board, and any new director, other than

                  (a) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in subparagraphs (1), (3), or (4) of this section,

                  (b) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which, if consummated, would constitute a Change of Control, or

                  (c) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10 percent or more of the combined voting power of the Company's securities, whose election by the Board or nomination for election by the Company's stockholders was approved in advance by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
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            (3)   the stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation

                  (a) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and

                  (b) after which no Person holds 20 percent or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity; or

            (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.